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                                                                EXHIBIT 23

                      INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Group Maintenance America Corp.

  We consent to incorporation by reference in the registration statements (No. 333-41749, No. 333-41751 and No. 333-58651) on Form S-8 of Group Maintenance
America Corp. of our report dated July 10, 1998, relating to the combined balance sheets of Atlantic Industrial Constructors, Inc. and Affiliates as of December 31, 1996 and 1997, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the current report on Form 8-K/A of Group Maintenance America Corp. dated July 20, 1998.

                                          KPMG PEAT MARWICK LLP

Houston, Texas

July 17, 1998